EXHIBIT 5.1

November 5, 2019

Plantronics, Inc.
345 Encinal Street
Santa Cruz, CA 95060

RE:    REGISTRATION STATEMENT ON FORM S-8
Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 5, 2019 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of common stock to be issued under the Plantronics, Inc. 2003 Stock Plan, as amended and restated (the "Plan"), and 300,000 shares of common stock to be issued under the Plantronics, Inc. 2002 Employee Stock Purchase Plan, as amended and restated (the "ESPP"). All such shares of common stock are referred to herein as the "Shares". As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan and ESPP.

It is our opinion that, when issued and sold in compliance with the prospectus delivery requirements and in the manner described in the Plan and ESPP and pursuant to the agreements which accompany each grant under the Plan and ESPP, the Shares will be legally and validly issued, fully-paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very Truly Yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati